Exhibit 97.1
AFFIRM HOLDINGS, INC.
POLICY FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
1.Purpose. The purpose of this Policy is to describe the circumstances under which Executive Officers will be required to repay or return Erroneously Awarded Compensation to the Company Group. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act, and Nasdaq Listing Rule 5608.
2.Administration. This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.
3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(a)“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected the current period or left uncorrected in the current period (a “little r” restatement).
(b)“Board” shall mean the Board of Directors of the Company.
(c)“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.
(d)“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
(e)“Committee” shall mean the Compensation Committee of the Board.
(f)“Company” shall mean Affirm Holdings, Inc., a Delaware corporation.

(g)“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.
(h)“Effective Date” shall mean December 1, 2023.
(i)“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(j)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(k)“Executive Officer” shall mean each individual who is or was designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f). Identification of an executive officer for purposes of this Policy would include at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).
(l)“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(m)“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(n)“Nasdaq” shall mean The Nasdaq Stock Market.
(o)“Policy” shall mean this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.
(p)“Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.
(q)“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.

(r)“SEC” shall mean the U.S. Securities and Exchange Commission.
4.Repayment of Erroneously Awarded Compensation.
(a)In the event of an Accounting Restatement, the Committee shall reasonably promptly determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).
(b)The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. For the avoidance of doubt, except as set forth in Section 4(d) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
(c)To the extent that an Executive Officer fails to promptly repay all Erroneously Awarded Compensation to the Company Group, the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer.
(d)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:
(i)The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to Nasdaq;
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.Indemnification Prohibition. No member of the Company Group shall be permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
6.Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.
7.Effective Date. This Policy shall be effective as of the Effective Date.
8.Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 8 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
9.Other Recoupment Rights. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group. Notwithstanding the foregoing, to the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company Group recovers pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount the relevant Executive Officer has already reimbursed the Company will be credited towards the required recovery under this Policy.
10.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

11.Acknowledgement. Within 30 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual becomes an Executive Officer, each Executive Officer shall sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

Exhibit A

AFFIRM HOLDINGS, INC.
POLICY FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION ACKNOWLEDGEMENT FORM
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Affirm Holdings, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy.

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